Exhibit 4.15

Jesup & Lamont Agreement

 EXCLUSIVE FINDER'S AGREEMENT

This Exclusive Finder's Agreement (this "Agreement") is made as of May 18, 2010, between IceWeb, Inc., a Delaware Corporation (the "Company"), and Jesup & Lamont Securities Corp., a New York Corporation (the "Exclusive Finder"). The Exclusive Finder and the Company agree:

1.
Engagement of Exclusive Finder:  The Company hereby engages the Exclusive Finder, and the Exclusive Finder hereby accepts such engagement, to act as the Company's Exclusive Finder with respect to sales by the Company in a private placement transaction (the “Offering”) of up to $5 million aggregate principal amount of Equity, Equity-Related or Debt Securities (the “Securities”) of the Company to the investors during the term of this Agreement as set forth in Section 5.

2.
Offering Procedures:  The Exclusive Finder will introduce the Company to investors who the Exclusive Finder reasonably believes to be "accredited investors," as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “1933 Act”), with whom the Exclusive Finder has a pre-existing substantive relationship (the “Offerees”).

3.
Exclusive Finder's Compensation:  In consideration for the services rendered by the Exclusive Finder hereunder, the Company shall pay to the Exclusive Finder, or cause the Exclusive Finder to be paid, compensation as provided in this section within 3 days of the Company's receipt of funds from the Offerees.

(a)
Cash Compensation: The Company shall pay to the Exclusive Finder cash compensation equal to seven percent (7%) of the gross Offering funds received in the Offering, including any monies the Company has or will raise. Jesup shall receive at the time of close a one percent (1%) non- accountable fee on all money raised in the transaction.

(b)
Warrants:  The Exclusive Finder shall receive 70,000 warrants per million dollars raised or 7% of shares issued whichever is greater. The warrant’s strike shall equal the strike, expiration and registration rights of any warrants sold to Offerees in the Offering, and if the Offering does not provide for the issuance of warrants, then the warrants issued to the Exclusive Finder shall have a strike price equal to the Offering price of any Equity or Equity-Related Securities sold, have a five-year term and cashless exercise after one year if the underlying shares are not then registered. The warrant shares shall have “piggyback” registration rights in any Private Offering, and will be backed by registered shares for any Registration Offering. Jesup & Lamont Sec. Corp. will also be entitled to compensation set forth in Section 3(a) resulting from any cash generated by the Company from the exercise of any warrants issued to investors introduced to the Company by the Exclusive Finder who participated in the Offering.

(c)
If, at any time prior to one year following the end of the Offering (the “Term”) the Company directly or indirectly sells, in a private transaction, any type of security to an investor with whom negotiations were initiated by the Exclusive Finder during the Term, the Company shall pay the Exclusive Finder the compensation to which it would be entitled under paragraph 3 if the transaction had occurred during the Term.

4.
For purposes of determining the Exclusive Finder’s compensation under this Section 3, the gross offering funds received in the Offering(s) shall include any amounts paid to the Company by investors in respect to an exercise or conversion of any of the Securities or Warrants, including the value allocated to any securities not issued pursuant to a “cashless exercise” or similar provision, whenever actually received by the Company.

5.	Company will be obligated to file a Registration Statement for this transaction for this transaction within 45 days of the close, and use the best efforts to get it effective in 90 days.

 Certain Matters Relating to Exclusive Finder’s Duties:

(a)
The Exclusive Finder’s responsibilities shall be limited to introducing potential investors to the Company, and the Exclusive Finder shall not have authority to offer or sell the Securities to any potential investor. Exclusive Finder shall not use any general solicitation or general advertising within the meaning of the applicable securities laws in connection with any offering.  The Exclusive Finder shall have no responsibility to participate or assist in any negotiations between any potential investor and the Company. The Exclusive Finder will have no responsibility to act, and the parties contemplate that the Exclusive Finder will not act, as a broker or dealer with respect to the offer or sale of the Securities. Further, the Exclusive Finder shall have no responsibility for fulfilling any SEC reporting or filing requirements as relates to the Company provided however, Exclusive Finder agrees to provide Company with reasonable assistance related to any registration, qualification or other requirements of applicable securities laws and other regulatory matters, upon request of the Company.

(b)
The Exclusive Finder agrees to introduce the Company to Offerees only in states in which the Exclusive Finder has been advised by the Company that offers and sales of Securities can be legally made by the Company.

(c)
The Exclusive Finder shall perform its duties under this Agreement in a manner consistent with the instructions of the Company. Such performance shall include, but not be limited to, the delivery to each Offeree a current copy of the Private Placement Memorandum, Subscription Agreement and any Offering Questionnaire and/or similar documents provided to the Exclusive Finder by the Company, as such documents may be amended from time to time by the Company and delivered to the Exclusive Finder. The Exclusive Finder shall consecutively number each copy of the Private Placement Memorandum (which will include the first letter of the Exclusive Finder’s name or other identifying mark sufficient to designate an Offeree introduced by the Exclusive Finder); keep a log of when and to whom each copy of the Private Placement Memorandum is given, with the Private Placement Memorandum numbers; maintain a copy of any written information the Exclusive Finder obtains regarding the suitability of each Offeree; and only use the Private Placement Memorandum in introducing Offerees to the Company. The Exclusive Finder shall provide this log and all such written information to the Company at any time and promptly upon request of the Company at the termination of this Agreement. The Company shall, promptly following execution of this Agreement, provide the Exclusive Finder with a written list of prospective Offerees that the Company does not want the Exclusive Finder to contact. The Exclusive Finder agrees to not contact the persons on such list, and the Exclusive Finder shall not be entitled to the compensation set forth in Section 3 with respect to any investment made by such person in the Company’s Securities.

(d)
The Exclusive Finder is and will hereafter act as an independent contractor and not as an employee of the Company and nothing in this Agreement shall be interpreted or construed to create any employment, partnership, joint venture, or other relationship between the Exclusive Finder and the Company. The Exclusive Finder will not hold itself out as having, and will not state to any person that the Exclusive Finder has, any relationship with the Company other than as an independent contractor. The Exclusive Finder shall have no right or power to find or create any liability or obligation for or in the name of the Company or to sign any documents on behalf of the Company.

6.
Right of First Refusal.  In consideration for the Finder acting as the finder in connection with the proposed offering, the Company hereby grants the Finder a right of first refusal to serve as the Company’s financial advisor and investment banker in connection with any financial transaction for a period of 1 year from the closing of the transaction.  In the event the company advises the Finder that it desires to effect any financial transaction, the Company and the Finder will negotiate in good faith the terms of the Finder’s engagement in a separate agreement which would set forth, among other matters, compensation for the Finder based upon customary fees for the services provided.

7.
Termination of Agreement. Either party may terminate this Agreement by notifying the other party in writing upon a material breach by that other party, unless such breach is curable and is in fact cured within 15 days after such notice.  This Agreement will otherwise terminate upon completion or termination of the Offering. Notwithstanding the foregoing, the Company or Finder may terminate this Agreement following ninety (90) days after the date hereof upon written notice.  Notwithstanding the foregoing, all provisions of this Agreement other than section 1, 2 and 3 shall survive the termination of this Agreement with respect to Offerees who the Exclusive Finder introduces to the Company prior to any termination with respect to the Offering. The Exclusive Finder shall be entitled to compensation under section 3 based on investments made by such Offerees prior to the termination of this Agreement or at any time within one year thereafter.

8.
Indemnification. The Company and the Exclusive Finder each shall indemnify and defend the other and the other’s affiliates, directors, officers, employees, agents, consultants, attorneys, accountants and other representatives (each an “Indemnified Person”) and shall hold each Indemnified Person harmless, to the fullest extent permitted by law, from and against any and all claims, liabilities, losses, damages and expenses (including reasonable attorney’s fees and costs), as they are incurred, in connection with the Offering, resulting from the indemnifying party’s negligence, bad faith or willful misconduct in connection with the Offering, any material violation by the indemnifying party (not caused by an Indemnified Person) of Federal or state securities laws in connection with the Offering, or any breach by the indemnifying party of this Agreement. In case any litigation or proceeding shall be brought against any Indemnified Person under this section, the indemnifying party shall be entitled to assume the defense of such litigation or proceeding with counsel of the indemnifying party’s choice at its expense (in which case the indemnifying party shall not be responsible for the fees and expenses of any separate counsel retained by such Indemnified Person, except in the limited circumstances described below in this section); provided, however, that such counsel shall be reasonably satisfactory to the Indemnified Person. Notwithstanding the indemnifying party’s election to assume the defense of such litigation or proceeding (a) such Indemnified Person shall have the right to employ separate counsel and to participate in the defense of such litigation or proceeding, and (b) the indemnifying party shall bear the reasonable fees, costs and expenses of separate counsel if (but only if) the use of counsel selected by the indemnifying party to represent such Indemnified Person would present such counsel with a conflict of interest under applicable laws or rules of professional conduct.

9.
Confidentiality of Offeree Information. The Company acknowledges that the identity of the Offerees, and all confidential information about Offerees received by the Company from an Offeree or the Exclusive Finder, is confidential information of the Exclusive Finder and may not be shared with any other person without the consent of the Exclusive Finder except to the extent that disclosure is required to meet with a governmental or regulatory request for information.

10.
Notices. Any notice, consent, authorization or other communication to be given hereunder shall be in writing and shall be deemed duly given and received when delivered personally, when transmitted by fax, three days after being mailed by first class mail, or one day after being sent by a nationally recognized overnight delivery service, charges and postage prepaid, properly addressed to the party to receive such notice, at the following address or fax number for such party (or at such other address or fax number as shall hereafter be specified by such party by like notice):

(a)	If to the Company, to:

John R. Signorello
CEO, Chairman
IceWeb, Inc.
22900 Shaw Rd.
Sterling, VA 20166
Phone:                    (571) 287-2380
Email:                     jsignorello@iceweb.com

(b)	If to the Exclusive Finder, to:

Bill Corbett
Sr. Managing Director
Co-Head Investment Banking
150 California Street, 21st Floor
San Francisco, CA  94111
Phone:                        (415) 956-4253
Fax:                            (415) 956-4192
E-Mail: bcorbett@jesuplamont.com

11.
Company to Control Transactions.  The prices, terms and conditions under which the Company shall offer or sell any Securities shall be determined by the Company in its sole discretion.  The Company shall have the authority to control all discussions and negotiations regarding any proposed or actual offering or sale of Securities.  Nothing in this Agreement shall obligate the Company to actually offer or sell any Securities or consummate any transaction.  The Company may terminate any negotiations or discussions at any time and reserves the right not to proceed with any offering or sale of Securities.  Compensation pursuant to this Agreement shall only be paid to the Exclusive Finder in the event of an actual Closing of the Offering to an Offeree introduced by Exclusive Finder.  Notwithstanding the foregoing, an otherwise acceptable offer introduced by the Finder shall not be rejected in favor of another investor solely on the basis of obverting a fee otherwise earned by the Finder.

12.
Confidentiality of Company Information. The Exclusive Finder, and its officers, directors, employees and agents shall maintain in strict confidence and not copy, disclose or transfer to any other party (1) all confidential business and financial information regarding the Company and its affiliates, including without limitation, projections, business plans, marketing plans, product development plans, pricing, costs, customer, vendor and supplier lists and identification, channels of distribution, and terms of identification of proposed or actual contracts and (2) all confidential technology of the Company. In furtherance of the foregoing, the Exclusive Finder agrees that it shall not transfer, transmit, distribute, download or communicate, in any electronic, digitized or other form or media, any of the confidential technology of the Company. The foregoing is not intended to preclude the Exclusive Finder from utilizing, subject to the terms and conditions of this Agreement, the Private Placement Memorandum and/or other documents prepared or approved by the Company for use in the Offering.

All communications regarding any possible transactions, requests for due diligence or other information, requests for facility tours, product demonstrations or management meetings, will be submitted or directed to the Company, and the Exclusive Finder shall not contact any employees, customers, suppliers or contractors of the Company or its affiliates without express permission.  Nothing in this Agreement shall constitute a grant of authority to the Exclusive Finder or any representatives thereof to remove, examine or copy any particular document or types of information regarding the Company, and the Company shall retain control over the particular documents or items to be provided, examined or copied. If the Offering is not consummated, or if at any time the Company so requests, the Exclusive Finder and its representatives will return to the Company all copies of information regarding the Company in their possession.

The provisions of this Section shall survive any termination of this Agreement.

13.
Press Releases, Etc. The Company shall control all press releases or announcements to the public, the media or the industry regarding any offering, placement, transaction or business relationship involving the Company or its affiliates. Except for communication to Offerees in furtherance of this Agreement and the provision of the Private Placement Memorandum, the Exclusive Finder will not disclose the fact that discussions or negotiations are taking place concerning a possible transaction involving the Company, or the status or terms and conditions thereof.   Nothing herein shall preclude the Exclusive Finder from disclosing to prospective Offerees the existence and terms of it Consulting Agreement with the Company. Notwithstanding the foregoing, the Company agrees to issue a press release prior to the opening of the market on the business day following the Company’s receipt of executed agreements binding Offerees to purchase Securities in at least the amount of the minimum Offering (if there is any such minimum) setting forth the material terms of the Offering.  Notwithstanding the foregoing, the Finder shall have the right to refer to any successful Offering in its Pitchbook or other advertising.

14.
Due Diligence: Neither the Company, nor any of its directors, officers or shareholders, should, in any way rely on the Exclusive Finder to perform any due diligence with respect to the Company.  It is expressly understood and agreed that to the extent due diligence is conducted; it will be conducted by the investors.

15.
Expenses, Etc. The compensation described in Section 3 of this Agreement shall be the Exclusive Finder’s sole compensation for all of its services and efforts to the Company and its affiliates, in connection with any offering or placement of Securities. Notwithstanding the foregoing, however, while the Exclusive Finder shall pay all of its own costs and expenses exceeding ten thousand ($10,000) in carrying out its activities hereunder; the Company will reimburse the Exclusive Finder for the first $10,000 of aforementioned expenses after they have been incurred by the Exclusive Finder, and an itemized accounting has been provided to the Company. The Company further agrees to reimburse for legal expenses not to exceed $25,000.  The Exclusive Finder shall be exclusively responsible for any compensation, fees, commissions or payments of its employees, agents representatives, co-Exclusive Finders or other persons or entities utilized by it in connection with its activities on behalf of the Company, and the Exclusive Finder will indemnify and hold harmless the Company and its affiliates from the claims of any such persons or entities.

16.
Compliance with Laws. The Exclusive Finder represents and warrants that it is a duly registered broker/dealer and in good standing with the SEC, FINRA and the State of New York and has and shall maintain such registrations as well as all other necessary licenses and permits to conduct its activities under this Agreement, which it shall conduct in compliance with applicable federal and state laws relating to a private placement under Regulation D of the 1933 Act. The Exclusive Finder represents that it is not a party to any other agreement, which would conflict with or interfere with the terms and conditions of this Agreement.

17.	Continuity In the event of disruption of employment of Bill Corbett with Jesup & Lamont Sec. Corp., all benefits of this agreement will adhere to Bill Corbett.

18.	Assignment Prohibited. No assignment of this Agreement shall be made without the prior written consent of the other party.

19.	Amendments. Neither party may amend this Agreement or rescind any of its existing provisions without the prior written consent of the other party.

20.
Governing Law.  This Agreement shall be deemed to have been made in the State of New York and shall be construed, and the rights and liabilities determined, in accordance with the law of the State of New York, without regard to the conflicts of laws rules of such jurisdiction.

21.
Waiver.  Neither Exclusive Finder’s nor the Company’s failure to insist at any time upon strict compliance with this Agreement or any of its terms nor any continued course of such conduct on their part shall constitute or be considered a waiver by Exclusive Finder or the Company of any of their respective rights or privileges under this Agreement.

22.
Severability. If any provision herein is or should become inconsistent with any present or future law, rule or regulation of any sovereign government or regulatory body having jurisdiction over the subject matter of this Agreement, such provision shall be deemed to be rescinded or modified in accordance with such law, rule or regulation.  In all other respects, this Agreement shall continue to remain in full force and effect.

23.
Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and will become effective and binding upon the parties at such time as all of the signatories hereto have signed a counterpart of this Agreement.  All counterparts so executed shall constitute one Agreement binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the same counterpart.  Each of the parties hereto shall sign a sufficient number of counterparts so that each party will receive a fully executed original of this Agreement.

24.
Entire Agreement.  This Agreement and all other agreements and documents referred herein constitutes the entire agreement between the Company and the Exclusive Finder.  No other agreements, covenants, representations or warranties, express or implied, oral or written, have been made by any party hereto to any other party concerning the subject matter hereof.  All prior and contemporaneous conversations, negotiations, possible and alleged agreements, representations, covenants and warranties concerning the subject matter hereof are merged herein.  This is an integrated Agreement.

25.
Arbitration.  The parties agree that this Agreement and all controversies which may arise between the Exclusive Finder and the Company, whether occurring prior, on or subsequent to the date of this Agreement, will be determined by arbitration.  The parties understand that:

(a)	Arbitration is final and binding on the parties.

(b)	The parties are waiving their right to seek remedies in court, including the right to a jury trial.

(c)	Pre-arbitration discovery is generally more limited than and different from court proceedings.

(d)	The arbitrators’ award is not required to include factual findings or legal reasoning and any party’s right to appeal or to seek modification or rulings by the arbitrators is strictly limited.

(e)	The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry.

The parties agree that any arbitration under this Agreement will be held at the facilities of and before an Arbitration Panel appointed by the National Association of Securities Dealers, Inc. (“FINRA”), or if the FINRA refuses to accept jurisdiction, then before JAMS/ENDISPUTE in New York, New York.  The award of the arbitrators, or of the majority of them, will be final, and judgments upon the award may be entered in any court, state or federal, having jurisdiction.  The parties hereby submit themselves and their personal representatives to the jurisdiction of any state or federal court for the purpose of such arbitration and entering such judgment.
Any forbearance to enforce an agreement to arbitrate will not constitute a waiver of any rights under this Agreement except to the extent stated herein.

THIS AGREEMENT IS GOVERNED BY A PRE-DISPUTE ARBITRATION CLAUSE CONTAINED IN PARAGRAPH 23 OF THIS AGREEMENT

Jesup & Lamont Securities Corp. (the “Exclusive Finder”)

By:	/s/ Bill Corbett
Bill Corbett
Title:	Sr. Managing Director
Co-Head Investment Banking

IceWeb, Inc. (the “Company”)

By:	/s/ Mark B. Lucky
Mark B. Lucky
Chief Financial Officer